Exhibit 10.2

Execution Copy

DEBTOR IN POSSESSION FINANCING

TERM SHEET

FOR

VERASUN ORD, LLC,

AS DEBTOR IN POSSESSION

IN BANKRUPTCY CASE NO. 08-12625 (BLS)

UNITED STATES BANKRUPTCY COURT, DISTRICT OF DELAWARE

November 3, 2008

AGSTAR FINANCIAL SERVICES, PCA, as Postpetition Lender, hereby provides VERASUN ORD, LLC, a Nebraska limited liability company (the “Borrower”) with the following financing proposal.

Reference is made herein to the following Prepetition Credit Agreement:

Credit Agreement dated as of February 7, 2007, by and among VeraSun Ord, a Nebraska limited liability company, AgStar Financial Services, PCA, the commercial, banking or financial institutions whose signatures appear on the signature pages thereof (AgStar and such commercial, banking or financial institutions are sometimes hereinafter collectively the “Banks” and individually a “Bank”), and AgStar Financial Services, PCA for itself and the other Banks; as the same has been amended by that certain Amendment No. 1 to Credit Agreement dated October 19, 2007, and that certain Amendment No. 2 to Credit Agreement dated July 31, 2008 (as amended the “Prepetition Credit Agreement”).

Unless otherwise expressly defined herein, capitalized terms used herein shall have the same meaning ascribed to them in the Prepetition Credit Agreement or in the Interim Order attached hereto as Exhibit B (the “Interim Order”). Terms and conditions of the proposal are as follows:

Borrower:	VeraSun Ord, LLC, a Nebraska limited liability company, as Debtor in Possession in Bankruptcy Case No. 08-12625 (BLS), United States Bankruptcy Court, District of Delaware (“Borrower’s Chapter 11 Case”).

Postpetition Lender:	AgStar Financial Services, PCA

Guarantor:	U.S. BioEnergy Corporation, a Delaware corporation, as Debtor in Possession in Bankruptcy Case No. 08-12612 (BLS), District of Delaware

Postpetition Revolving Credit Facility:

A revolving credit facility (the “Postpetition Loan”) to be made available to the Borrower, pursuant to the terms of this Term Sheet and the Interim Order in an amount not to exceed $1,500,000.00 as the Interim Facility and, from and after entry of the Final Order, $2,500,000.00 as the aggregate Postpetition Loan, pursuant to the terms of this Term Sheet, the Final Order and the Postpetition Financing Documents (the “Postpetition Commitment”).

Advances under the Postpetition Loan are subject to Postpetition Loan Availability until the Postpetition Loan Maturity Date.

Amounts borrowed under the Postpetition Loan may be borrowed, repaid, and reborrowed by the Borrower prior to the Postpetition Loan Maturity Date.

Closing Date:	November 3, 2008

Purpose:

Upon entry of the Interim Order and acceptance of this Term Sheet, the Postpetition Lender shall make available to the Borrower the Interim Facility in an amount up to $1,500,000.00 for the Borrower’s working capital needs as itemized in the DIP Budget attached hereto as Exhibit A, subject to the terms and conditions in the Interim Order, and this Term Sheet; provided, however, that nothing herein or in the Interim Order shall bind the Postpetition Lender to any Plan incorporating the terms set forth in this Term Sheet or the Postpetition Financing Documents, without the prior express written consent of the Postpetition Lender.

Upon entry of the Final Order on or before December 10, 2008 approving the Postpetition Financing Documents, each of which must be acceptable to the Postpetition Lender and satisfaction of the conditions precedent to closing set forth therein, the Postpetition Lender shall make available to the Borrower Debtor In Possession financing in an aggregate amount up to $2,500,000.00 for the Borrower’s working capital needs as itemized in the DIP Budget attached to the Final Order, subject to the terms and conditions in the Final Order, this Term Sheet, and the Postpetition Financing Documents; provided, however, that nothing herein or in the Final Order shall bind the Postpetition Lender to any Plan incorporating the terms set forth in this Term Sheet or the Postpetition Financing Documents, without the prior express written consent of the Postpetition Lender.

Maturity Date:

The Interim Facility shall mature on the earlier of the entry of the Final Order or December 10, 2008.

The Postpetition Loan will mature on November 3, 2009, or on such earlier date as provided in the Interim Order, the Final Order or the Postpetition Financing Documents.

Security:

The Borrower hereby grants to the Postpetition Lender a first priority perfected Security Interest in all of the real and personal property of the Borrower, whether now owned or hereafter acquired (the “Collateral,” as such property is more fully described in the Prepetition Credit Agreement), without any requirement for the execution, delivery, recording or filing of any security agreement, mortgage, deed of trust, financing statement or similar document, instrument or agreement covering such Collateral; provided, however, that the liens and Security Interests granted to the Postpetition Lender under the Interim Order and the Final Order shall not extend to causes of action under Chapter 5 of the Bankruptcy Code or the proceeds thereof.

During the term of the Postpetition Loan Borrower shall not grant or permit any Security Interest in the Collateral to any other Person, other than certain permitted liens agreed to by the Postpetition Lender (the “Permitted Liens”).

The Borrower shall execute and deliver to the Postpetition Lender all such mortgages, security agreements, control agreements, deeds of trust or other documents and instruments as may be reasonably required by the Postpetition Lender to evidence and secure the Postpetition Loan pursuant to the terms of this Term Sheet, the Interim Order, and the Final Order, and the other Postpetition Financing Documents.

Interest Rate:

The outstanding principal amount of the Postpetition Loan shall bear interest at the LIBOR Rate (as defined in the Prepetition Credit Agreement) plus 700 basis points.

A Default Rate shall apply on the Postpetition Loan as set forth in the Prepetition Credit Agreement.

Postpetition Loan Availability:

Advances under the Postpetition Loan may be made subject to availability of the Postpetition Loan under the Postpetition Credit Agreement, and will be limited to the lesser of the Postpetition Loan Commitment (stated above) and the Borrowing Base (as defined below).

The Borrowers shall submit an updated Borrowing Base Certificate (substantially in the form attached to this Term Sheet as Exhibit C) on the Closing Date and may on the Closing Date request an Advance on the Postpetition Loan in an amount not to exceed the lesser of (a) $1,500,000.00 or (b) the Borrowing Base.

The Borrower may submit an updated Borrowing Base Certificate on any day, but not less frequently than monthly.

The Borrower shall submit an updated Borrowing Base Certificate with each Request for Advance on the Postpetition Loan and at any other time upon request of the Postpetition Lender.

Borrowing Base:

The Borrowing Base shall be an amount equal to:

100% of Eligible Accounts Receivable and 100% of Eligible Inventory, (as such terms are defined in the Prepetition Credit Agreement), as determined in the manner set forth in the Borrowing Base Certificate, attached hereto as Exhibit C. All references in the Prepetition Credit Agreement to Provista Renewable Fuels Marketing LLC shall be amended to refer to “Verasun Marketing LLC”.

Adequate Protection & Interest Payments:

Payment of Adequate Protection Payments (as defined in the Interim Order) and all accrued interest on the Postpetition Loan shall be paid by the Borrower on the first day of each month, beginning on December 1, 2008, and monthly thereafter, and on the Maturity Date, to the Postpetition Lender and to the Agent for the benefit of the Banks, under the Prepetition Credit Agreement; provided, however, the rights of all interested parties to later assert that the Adequate Protection Payments should be re-allocated to principal in accordance with Section 506 of the Bankruptcy Code are reserved.

The unpaid balance of the Postpetition Loan is due in its entirety on the Maturity Date. Interest shall be calculated on the actual number of days the Postpetition Loan is outstanding on the basis of a year consisting of 365 days.

Conditions Precedent To Closing on the Interim Amount:	• Entry of the Interim Order; and • Execution and delivery of this Term Sheet.

Representations and Warranties:	The Postpetition Financing Documents shall contain representations and warranties of the Borrower acceptable to the Lender.

Affirmative Covenants:	The Postpetition Financing Documents shall contain affirmative covenants of the Borrower acceptable to the Lender.

Reports:

So long as Borrower’s obligations under the Postpetition Loan shall remain unpaid or the Postpetition Lender shall have any commitment under the Postpetition Loan, the Borrower shall, unless the Postpetition Lender shall otherwise consent in advance in writing:

•        Provide Postpetition Lender with all reports required to be delivered by Borrower under Section 5.01(c) of the Prepetition Credit Agreement.

• Provide Postpetition Lender with all reports filed with the United States Trustee in the Borrower’s Chapter 11 Case.

Negative Covenants:	The Postpetition Financing Documents shall contain negative covenants of the Borrower acceptable to the Lender.

Events of Default:

The occurrence of any of the following shall constitute an Event of Default under this Term Sheet:

•        Failure to comply with the terms and conditions set forth in this Term Sheet, the Interim Order, the Postpetition Financing Documents, and the Prepetition Credit Agreement (except those Events of Default set forth in Section 6.01(g) of the Prepetition Credit Agreement); and

•        if, on or before December 10, 2008, a Final Order approving the Postpetition Financing Documents, acceptable to Postpetition Lender has not been entered.

Remedies:

Upon the occurrence of an Event of Default, as defined in this Term Sheet, the Postpetition Lender:

•        shall be entitled to exercise all of the remedies set forth in the Interim Order; and

•        the Postpetition Lender shall no longer be obligated to make further Advances to the Borrower under the Postpetition Loan.

Commitment and Administration Fees:

Borrower shall pay to Postpetition Lender on the Closing Date a fee equal to one percent (1.0%) of the aggregate Postpetition Loan Commitment. Postpetition Lender is authorized to advance from the Postpetition Loan an amount equal to such Commitment Fee.

In addition to the foregoing Commitment Fee and such other fees required or set forth in this Term Sheet or in the Interim Order, Borrower shall pay to Postpetition Lender on the Closing Date an administration fee equal to one-half of one percent (0.5%) of the aggregate Postpetition Loan Commitment. Postpetition Lender is authorized to advance from the Postpetition Loan an amount equal to such Administration Fee.

Expenses:	The Borrower shall reimburse the Postpetition Lender for all reasonable costs and expenses, including legal fees, in connection with the negotiation, documentation, execution, syndication and delivery of the Postpetition Loan and the Borrower’s Bankruptcy. Postpetition Lender is authorized to advance from the Postpetition Loan an amount equal to such fees.

If not acted on, these terms will expire on Tuesday, November 4, 2008 at 5:00 p.m. (CST). Please return a signed copy of this letter to evidence your acceptance of the terms and conditions contained in this Term Sheet.

Sincerely,

/s/ Donald S. Farm, Jr.

This Term Sheet is accepted this 3 day of November 2008 by: Donald S. Farm, Jr. Senior Vice President, AgriBusiness Capital AgStar Financial Services, PCA

SIGNATURE PAGE TO

DEBTOR IN POSSESSION FINANCING

TERM SHEET

FOR

VERASUN ORD, LLC,

AS DEBTOR IN POSSESSION

IN BANKRUPTCY CASE NO. 08-12625 (BLS)

UNITED STATES BANKRUPTCY COURT, DISTRICT OF DELAWARE

BORROWER:

VERASUN ORD, LLC a Nebraska limited liability company

By	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	President and Chief Financial Officer

GUARANTOR:

US BIOENERGY CORPORATION, a South Dakota corporation

By:	/s/ Danny C. Herron
Name:	Danny C. Herron
Its:	President and Chief Financial Officer

EXHIBIT A

DIP BUDGET

4 Week Interim DIP Budget - US BioEnergy (Ord)

	INTERIM PERIOD				W1 - W4 Interim Period
	W1 11/7/08	W2 11/14/08	W3 11/21/08	W4 11/28/08
Operating Cashflows
Receipts:
Ethanol	$1.5	$1.5	$1.5	$1.5	$6.0
Ethanol (Marketing Gallons)	—	—	—	—	—
Distillers Grains	0.2	0.3	0.2	0.2	1.0
E-85	—	—	—	—	—
Receipts Risk Adjustment	—	—	—	—	—

Total Receipts	1.7	1.8	1.7	1.7	7.0

Disbursements:
Corn	(1.7)	(1.2)	(1.2)	(1.2)	(5.3)
Natural Gas	(0.1)	(0.1)	(0.1)	(0.1)	(0.3)
Electricity / Water / Chemicals	(0.1)	(0.1)	(0.1)	(0.1)	(0.4)
Denaturant	(0.0)	(0.0)	(0.0)	(0.0)	(0.0)
Change in Inventory / Resale Gallons	—	—	—	—	—
Plant Labor	—	(0.1)	—	(0.1)	(0.1)
Plant Overhead	(0.1)	(0.1)	(0.1)	(0.1)	(0.4)
E-85 Inputs	—	—	—	—	—
Transportation	(0.2)	(0.2)	(0.2)	(0.2)	(0.7)
Insurance Payment	—	(0.1)	—	—	(0.1)
Cash Collateralize - LCs / Sureties	(0.0)	—	—	—	(0.0)

Total Disbursements	(2.3)	(1.8)	(1.6)	(1.7)	(7.4)

Cashflow from Operations	(0.6)	0.0	0.1	0.0	(0.4)

Intercompany receipts / (payments)	—	—	(0.2)	—	(0.2)
Capital Expenditures	(0.0)	(0.0)	(0.0)	(0.0)	(0.1)
Professional Fees	—	—	—	(0.1)	(0.1)
US Bio specific	—	—	—	(0.0)	(0.0)
Allocation	—	—	—	(0.1)	(0.1)
Cash Interest	(0.2)	—	—	—	(0.2)

Net Cash Flows before Financing	(0.8)	0.0	(0.1)	(0.1)	(1.1)

Revolver draw / (repayment)	1.5	—	—	—	1.5
Principal draw / (repayment)	—	—	—	—	—

Cash source/(use) from financing	1.5	—	—	—	1.5

Net increase / (decrease) in cash	0.7	0.0	(0.1)	(0.1)	0.4

Ending cash	0.9	0.9	0.8	0.6	0.6

Liquidity
Cash	0.9	0.9	0.8	0.6	0.6
Revolver availability	—	—	—	—	—

Total Liquidity	0.9	0.9	0.8	0.6	0.6

Note: The 4 Week Interim DIP Budget focuses on forecasting the Net Cash Flows before Financing over the Interim Period. Individual line item receipts and disbursements may vary materially.

EXHIBIT B

INTERIM ORDER

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	)	Case No. 08-12606 (BLS)
)
VERASUN ENERGY CORPORATION,	)	Chapter 11
et al.,	)
Debtors.[1]	)
	)	Joint Administration Pending

INTERIM ORDER (I) AUTHORIZING DEBTORS TO OBTAIN

POSTPETITION FINANCING PURSUANT TO SECTIONS 363 AND 364 OF

BANKRUPTCY CODE, (II) GRANTING LIENS AND SUPERPRIORITY CLAIMS

TO POSTPETITION LENDER PURSUANT TO SECTION 364 OF BANKRUPTCY

CODE, (III) AUTHORIZING USE OF CASH COLLATERAL PURSUANT TO

SECTION 363 OF BANKRUPTCY CODE, (IV) PROVIDING ADEQUATE

PROTECTION TO PREPETITION LENDERS PURSUANT TO SECTIONS 361, 362,

363 AND 364 OF BANKRUPTCY CODE AND (V) SCHEDULING FINAL HEARING

PURSUANT TO BANKRUPTCY RULE 4001(B)

(VERASUN ORD, LLC)

This matter having come before the Court upon the motion dated November 3, 2008, (the “Motion”) of VeraSun Ord, LLC. (the “Borrower”), US BioEnergy Corporation (the “Guarantor”), and the other debtors and debtors in possession (each individually, a “Debtor” and, collectively with the Borrower and the Guarantor, the “Debtors”) in the above captioned cases (collectively the “Chapter 11 Cases”), (a) for the entry of this Interim Order (the “Interim Order”) and the Final Order (as hereinafter defined) under sections 105, 361, 362, 363, and 364

[1]

The Debtors consist of: VeraSun Energy Corporation (EIN: 20-3430241); ASA Albion, LLC (EIN: 55-0907221); ASA Bloomingburg, LLC (EIN: 55-0907224); ASA Linden, LLC (EIN: 55-0907228); ASA OpCo Holdings, LLC (EIN: 68-0609122); US Bio Marion, LLC (EIN: 20-34377343); US BioEnergy Corporation (EIN: 20-1811472); VeraSun Albert City, LLC (EIN: (20-2264707); VeraSun Aurora Corporation (EIN: 40-0462174); VeraSun BioDiesel, LLC (EIN: 20-3790860); VeraSun Central City, LLC (EIN: (55-0816855); VeraSun Charles City, LLC (EIN: 20-3735184); VeraSun Dyersville, LLC (20-5765890); VeraSun Fort Dodge, LLC (EIN: 42-1630527); VeraSun Granite City, LLC (EIN: 20-5909621); VeraSun Hankinson, LLC (90-0287129); VeraSun Hartley, LLC (EIN: 20-5381200); VeraSun Janesville, LLC (EIN: 20-4420290); VeraSun Litchfield, LLC (EIN: 20-8621370); VeraSun Marketing, LLC (EIN: 20-3693800); VeraSun Ord, LLC (75-3204878); VeraSun Reynolds, LLC (EIN: 20-5914827); VeraSun Tilton, LLC (EIN: 26-1539139); VeraSun Welcome, LLC (EIN: 20-4115888); VeraSun Woodbury, LLC (20-0647425).

of title 11 of the United States Code (the “Bankruptcy Code”), Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and Rule 4001-2 of the Local Rules for the United States Bankruptcy Court for the District of Delaware (the “Local Rules”) authorizing the Borrower to (i) obtain postpetition loans and advances and obtain such other financial accommodations in an aggregate principal amount not to exceed $2,500,000.00 (the “DIP Financing”) pursuant to sections 363 and 364 of the Bankruptcy Code and for the Guarantor to guarantee the Borrower’s obligations in connection with the DIP Financing by entering into the Debtor In Possession Financing Term Sheet (the “DIP Financing Term Sheet”), the terms and conditions of which will be incorporated into a senior secured superpriority debtor in possession credit agreement (as the same may be amended, supplemented or otherwise modified from time to time, the “Postpetition Credit Agreement”), among the Borrower, the Guarantor and AgStar Financial Services, PCA (the “Postpetition Lender”), (ii) execute and enter into the DIP Financing Term Sheet and, subject to the Final Order, the Postpetition Credit Agreement and to perform such other and further acts as may be required in connection with the DIP Financing Term Sheet and Postpetition Credit Agreement, (iii) grant Liens and superpriority claims to the Postpetition Lender in all Collateral (as defined in the DIP Financing Term Sheet) (the “Postpetition Collateral”) in accordance with the Postpetition Financing Documents (as hereinafter defined), this Interim Order, and the Final Order to secure any and all of the Postpetition Obligations (as hereinafter defined), (iv) make the Adequate Protection Payments (as hereinafter defined), (v) use Cash Collateral (as hereinafter defined), and (vi) pending a final hearing on the Motion (the “Final Hearing”), obtain emergency postpetition loans under the DIP Financing Term Sheet and this Interim Order to and including the date on which the Final Order is entered (the “Interim Facility”), (b) requesting the modification of the automatic stay imposed under section 362 of the Bankruptcy Code to the extent necessary to permit the Borrower and the other Debtors and the Postpetition Lender to implement the terms of this Interim Order, (c) requesting the provision of adequate protection to the Borrower’s prepetition secured lenders under or in connection with that certain Credit Agreement dated as of February 7, 2007 (as amended, restated, supplemented, or otherwise modified from time to time, the “Prepetition Credit Agreement”) by and among the Borrower, the lenders party thereto (the “Prepetition Lenders”), and AgStar as Administrative Agent (in such capacity, the “Prepetition Agent”) for the Prepetition Lenders (together with all guarantees, subordination agreements, intercreditor agreements, deposit account control agreements, notes, mortgages, pledges, instruments and any other agreements and documents delivered pursuant thereto or in connection therewith, including, without limitation, the Loan Documents as defined in the Prepetition Credit Agreement, collectively, and as amended, restated, supplemented or otherwise modified from time to time, the “Prepetition Financing Documents”), (d) in accordance with Rules 4001(b) and (c) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), requesting that this Court (this “Court” or the “Bankruptcy Court”) schedule the Final Hearing on the Motion to be held within thirty (30) days after the entry of this Interim Order, and (e) requesting, pursuant to Rule 4001 of the Bankruptcy Rules, that an emergency interim hearing on the Motion (the “Interim Hearing”) be held for the Court to consider entry of this Interim Order, which authorizes the Borrower to borrow funds under the DIP Financing Term Sheet and this Interim Order, on an interim basis, up to an aggregate principal or face amount not to exceed $1,500,000.00 (the “Interim Amount”); and the Court having considered the Motion and the exhibits attached thereto, including, without limitation, the DIP Financing Term Sheet; and the Interim Hearing having been held on November 3, 2008; and upon all of the pleadings filed with the Court, all evidence presented in support of this Interim Order, and all of the proceedings held before the Court; and after due deliberation and consideration and good and sufficient cause appearing therefor,

THE COURT HEREBY FINDS:

A. On October 31, 2008 (the “Petition Date”), each of the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. Each Debtor is continuing in the management and possession of its business and properties as a debtor-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. The Chapter 11 Cases of the Debtors are being jointly administered under Case No. 08—12606 (BLS).

B. No request has been made for the appointment of a trustee or examiner and no statutory committee (a “Committee”) has yet been appointed in the Chapter 11 Cases.

C. This Court has jurisdiction over this proceeding and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2). Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

D. Notice of the relief sought by the Motion and the Interim Hearing was delivered via facsimile, electronic mail, and/or overnight delivery to the following: (i) the United States Trustee for the District of Delaware (the “U.S. Trustee”); (ii) those parties listed on the Consolidated List of Creditors Holding Largest Thirty Unsecured Claims Against the Debtors, as identified in connection with the Debtors’ chapter 11 petitions; (iii) all other parties with liens of record on assets of the Debtors as of the Petition Date; (iv) Gray, Plant, Mooty, Mooty & Bennett, P.A., 1010 West St. Germain, Suite 600, St. Cloud, MN 56301-3406, Attention: Phillip Kunkel, and Pepper Hamilton LLP, Hercules Plaza, 1313 Market Street, Suite 5100, P.O. Box 1709, Wilmington, DE 19899-1709, Attention David P. Stratton, counsel to the Postpetition Lender and the Prepetition Agent. Given the nature of the relief sought in the

Motion, the Court concludes that the foregoing notice was sufficient and adequate under the circumstances and complies with Bankruptcy Rule 4001 in all respects for purposes of entering this Interim Order.

E. Subject to Paragraph 41 below, the Debtors acknowledge, admit and confirm the following as of the Petition Date:

1. Pursuant to the Prepetition Credit Agreement, the Prepetition Agent and the Prepetition Lenders made certain loans, advances and other financial accommodations, and provided for the issuance of letters of credit, to the Borrower to fund, among other things, the construction of the Project (as defined in the Prepetition Credit Agreement) and the operations of the Borrower.

2. Pursuant to the Prepetition Credit Agreement and other Prepetition Financing Documents, the Borrower was, as of the Petition Date, indebted to the Prepetition Agent and the Prepetition Lenders for the aggregate principal amount of the Prepetition Indebtedness (as defined below) of approximately $34,400,461.62, including, among other things, issued and outstanding letters of credit, but excluding accrued but unpaid interest, costs, fees and expenses.

3. For purposes of this Interim Order, the term “Prepetition Indebtedness” shall mean and include, without duplication, any and all amounts owing or outstanding under the Prepetition Credit Agreement (including, without limitation, all Loan Obligations as defined in the Prepetition Credit Agreement) or any other Prepetition Financing Document, interest on, fees and other costs, expenses and charges owing in respect of, such amounts (including, without limitation, any reasonable attorneys’, accountants’, financial advisors’ and other fees and expenses that are chargeable or reimbursable pursuant to the Prepetition

Credit Agreement or any other Prepetition Financing Document), and any and all obligations and liabilities, contingent or otherwise, owed in respect of the letters of credit or other Loan Obligations outstanding thereunder.

4. Pursuant to certain security agreements, deposit account control agreements, mortgages, deeds of trust, collateral assignments of contracts, guaranty agreements and other documents and agreements (as amended, restated, supplemented or otherwise modified from time to time, collectively, the “Prepetition Security Documents”), and the other Prepetition Financing Documents including any promissory notes, the Borrower granted first priority Liens and continuing pledges and security interests in substantially all of the Borrower’s assets (as used herein, the “Prepetition Collateral”) to and/or for the benefit of the Prepetition Agent and Prepetition Lenders to secure the Prepetition Indebtedness (collectively, the “Prepetition Liens”). For the avoidance of doubt, the term “Prepetition Collateral” shall refer to (i) collateral in or upon which a lien or other security interest has been granted in favor or for the benefit of the Prepetition Agent and the Prepetition Lenders in connection with, pursuant to or under the Prepetition Credit Agreement and the other Prepetition Financing Documents, and (ii) any Prepetition Collateral provided under any Prepetition Financing Documents, including that described in this subparagraph, that existed as of the Petition Date and at any time prepetition and, subject to section 552 of the Bankruptcy Code, postpetition proceeds, products, offspring, rents and profits.

5. The Prepetition Financing Documents are valid and binding agreements and obligations of the Borrower and, as applicable, the Guarantor, and the Prepetition Liens (i) constitute valid, binding, enforceable and perfected first priority security interests and liens, subject only to the Permitted Liens (as defined in the Prepetition Credit Agreement), but only to the extent such Permitted Liens are valid, enforceable, non-avoidable liens and security interests that are perfected prior to the Petition Date (or perfected after the Petition Date to the extent permitted by Section 546(b) of the Bankruptcy Code), which are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law and which are senior in priority to the Prepetition Liens under applicable law and after giving effect to any applicable subordination or intercreditor agreements, and (ii) are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

6. (i) The Prepetition Indebtedness constitutes the legal, valid and binding obligation of the Borrower and the Guarantor, enforceable in accordance with its terms; (ii) no objection, offset, defense or counterclaim of any kind or nature to the Prepetition Indebtedness exists, and the Borrower or the Guarantor shall not assert any claim, counterclaim, setoff or defense of any kind, nature or description that would in any way affect the validity, enforceability and non-avoidability of any of the Prepetition Indebtedness; and (iii) the Prepetition Indebtedness and any amounts previously paid to the Prepetition Agent or any Prepetition Lender on account thereof or with respect thereto, are not subject to avoidance, reduction, disallowance, impairment or subordination pursuant to the Bankruptcy Code or applicable non-bankruptcy law.

7. The Prepetition Agent (on its behalf and on behalf of the Prepetition Lenders) holds properly perfected security interests and Liens in and on the Prepetition Collateral by the filing of UCC-1 financing statements, mortgages and other required documents against the Borrower and such Prepetition Collateral with the proper state and county offices for the perfection of such security interests and Liens.

Subject to the time limitations specified in Paragraph 41 below, none of the foregoing acknowledgments or agreements by the Debtors contained in this Paragraph shall be binding on the Debtors’ estates, any Committee or any other party (other than the Debtors) and shall not affect or limit the rights of any Committee or any other party (other than the Debtors) with respect to their rights to assert, pursue or otherwise allege any of the Claims and Defenses (as hereinafter defined) against the Prepetition Agent and the Prepetition Lenders in accordance with and subject to the terms of this Interim Order.

F. An immediate and critical need exists for the Borrower to obtain funds and use cash collateral to continue the operation of its business. However, the use of “cash collateral,” as defined by section 363(a) of the Bankruptcy Code and including any and all prepetition and, subject to section 552 of the Bankruptcy Code, postpetition proceeds of the Prepetition Collateral (“Cash Collateral”), alone would be insufficient to meet the Borrower’s immediate postpetition liquidity needs. The Borrower is unable to obtain the required funds (i) in the forms of (w) unsecured credit or debt allowable under section 503(b)(1) of the Bankruptcy Code, (x) an administrative expense pursuant to section 364(a) or (b) of the Bankruptcy Code, (y) unsecured debt having the priority afforded by section 364(c)(l) of the Bankruptcy Code or (z) debt secured only as described in section 364(c)(2) or (3) of the Bankruptcy Code or (ii) on terms more favorable than those offered by the Postpetition Lender under the DIP Financing Term Sheet, the Postpetition Credit Agreement, this Interim Order, the Final Order and all other agreements, documents, notes or instruments delivered pursuant hereto or thereto or in connection herewith or therewith, including, without limitation, the DIP Budget (as defined in the DIP Financing Term Sheet) and the collateral documents described in the DIP Financing Term Sheet (collectively with the Postpetition Credit Agreement, this Interim Order and the Final Order, the “Postpetition Financing Documents”). The Prepetition Lenders are willing to authorize the Borrower’s use of the Prepetition Lenders’ Cash Collateral only if the Debtors agree, and the Court orders in this Interim Order, that the Interim Amount shall be used, among other things, to make the Adequate Protection Payments (as defined herein) according to the terms of the Postpetition Financing Documents.

G. The Debtors have requested that, pursuant to the terms of the Postpetition Financing Documents, the Postpetition Lender make loans and advances and provide other financial accommodations to the Borrower, and that the Prepetition Lenders consent to the use of their Cash Collateral, to be used by the Borrower solely in accordance with the terms of the Postpetition Financing Documents. The ability of the Borrower to continue its business and reorganize under chapter 11 of the Bankruptcy Code depends upon the Borrower obtaining such financing and using such Cash Collateral. The Borrower will suffer immediate and irreparable harm if the requested postpetition financing is not available on an interim or final basis. The Postpetition Lender is willing to extend the DIP Financing on a superpriority and first priority secured basis, as more particularly described herein, pursuant to the terms and conditions of the Postpetition Financing Documents. The Borrower’s entry into the Postpetition Financing Documents is fair and reasonable and is a sound, prudent exercise of its business judgment consistent with its fiduciary duties. The Postpetition Financing Documents were negotiated at arm’s length and in good faith between the Borrower and the other Debtors and the Postpetition

Lender and the loans and advances provided for in the Postpetition Financing Documents constitute reasonably equivalent value and fair consideration. Accordingly, the relief requested in the Motion is necessary, essential and appropriate for the continued operation of the Borrower’s businesses, the management and preservation of its assets and properties, and the avoidance of irreparable harm to the Borrower, the operation of its business and the Borrower’s estate and is in the best interests of the Borrower, its estate and creditors.

H. In addition, the Postpetition Financing Documents provide, among other things, that (i) granting Liens in the Postpetition Collateral or Prepetition Collateral or any portion thereof to any other party pursuant to section 364 of the Bankruptcy Code or otherwise, (ii) using the Postpetition Collateral, Prepetition Collateral or Lender Funds except pursuant to the terms and conditions of the Postpetition Financing Documents, including this Interim Order, and, when entered, the Final Order, and (iii) incurring additional obligations having priority claims or Liens equal to or senior in priority to the Adequate Protection Liens (as defined herein), are Events of Default thereunder.

I. Based on the record before the Court, (i) the terms of the use of the Prepetition Lenders’ Cash Collateral as provided in this Interim Order and (ii) the terms of the Postpetition Financing Documents, pursuant to which the postpetition loans, advances and other credit and financial accommodations will be made or provided to the Borrower by the Postpetition Lender, have been negotiated at arms’ length and in “good faith,” as that term is used in section 364(e) of the Bankruptcy Code, and are in the best interests of the Borrower, its estate and creditors. The Postpetition Lender is extending the DIP Financing to the Borrower, and the Prepetition Agent and Prepetition Lenders are permitting the use of their Cash Collateral, in good faith, and the Postpetition Lender is entitled to the benefits of the provisions of section 364(e) of the Bankruptcy Code.

J. It is in the best interests of the Borrower’s estate that it be allowed to finance its operations and use Cash Collateral under the terms and conditions set forth herein and in the Postpetition Financing Documents. The relief requested by the Motion is necessary to avoid immediate and irreparable harm to the Borrower’s estate, and good, adequate and sufficient cause has been shown to justify the granting of the relief requested herein, and the immediate entry of this Interim Order.

K. The Prepetition Agent and the Prepetition Lenders are prepared to consent to the Borrower’s use of the Prepetition Lenders’ Cash Collateral and the granting of the Postpetition Liens (as hereinafter defined) in the Prepetition Collateral solely on the terms and conditions set forth in this Interim Order, including the approval and payment of the Adequate Protection Payments and the granting of the Adequate Protection Liens (as defined herein), and the Postpetition Financing Documents. The adequate protection provided herein to the Prepetition Agent and the Prepetition Lenders and other benefits and privileges contained herein are consistent with and authorized by the Bankruptcy Code and are necessary to obtain the consent or non-objection of such parties.

L. The consent of the Prepetition Agent and the Prepetition Lenders to the priming of their Prepetition Liens by the Postpetition Liens (as hereinafter defined) is limited to such priming occurring pursuant to the Postpetition Financing Documents, and shall not extend to any other postpetition financing or to any modified version of the Postpetition Financing Documents (except to the extent modified in this Interim Order or a Final Order and only to the extent the Prepetition Agent and the Required Banks (as defined in the Prepetition Credit Agreement) consent to such modification).

M. The Postpetition Liens (as defined herein) granted pursuant to this Interim Order to the Postpetition Lender, are appropriate under section 364(d) of the Bankruptcy Code because, among other things: (i) such security interests and liens do not impair the interests of any holder of a valid, perfected, prepetition security interest or lien in the property of the Borrower’s estate, and/or (ii) the holders of such valid, perfected, prepetition security interests and liens have consented to the security interests and priming liens granted pursuant to this Interim Order to the Postpetition Lender.

N. Good cause has been shown for the immediate entry of this Interim Order pursuant to Bankruptcy Rules 4001(b) and (c). In particular, the permission granted herein for the Borrower to execute the Postpetition Financing Documents, to continue using Cash Collateral, and to obtain financing in the Interim Amount pending the Final Hearing, including on a priming lien basis, is necessary to avoid immediate and irreparable harm to the Borrower and its estate. Entry of this Interim Order is in the best interest of the Borrower, its estate and creditors.

NOW, THEREFORE, IT IS HEREBY ORDERED:

1. Motion Granted. The Motion is granted on the terms and conditions set forth herein. Any objections to the relief sought in the Motion that have not been previously resolved or withdrawn are hereby overruled on their merits or, to the extent applicable, deferred until the hearing on the Final Order. This Interim Order shall become effective immediately upon its entry. To the extent the terms of the other Postpetition Financing Documents differ in any material respect from the terms of this Interim Order, this Interim Order shall control.

2. Postpetition Financing Documents. The Borrower is hereby (i) authorized to enter into the DIP Financing Term Sheet, the Postpetition Credit Agreement containing terms and conditions consistent with the DIP Financing Term Sheet, and, from and after the entry of the Final Order, the other Postpetition Financing Documents, and (ii) authorized to borrow funds up to the Interim Amount of $1,500,000.00 following the entry of this Interim Order and, following the entry of the Final Order, up to an aggregate amount of $2,500,000.00, incur debt, reimbursement obligations and other obligations, grant Liens, make deposits, provide indemnities and otherwise perform its obligations in accordance with the terms and conditions of the Postpetition Financing Documents. After the entry of the Final Order, the Postpetition Financing Documents may be amended, modified, supplemented or the provisions thereof waived in accordance with their terms, without further order of this Court or notice to any party; provided, however, that if such amendment, modification, supplement or waiver is material and adverse to the Borrower’s estate, notice of any such amendment, modification, supplement or waiver shall be provided to the U.S. Trustee, counsel to any Committee, and counsel to the Prepetition Agent, each of which shall have five (5) days from the date of such notice within which to object in writing to such amendment, modification, supplement, or waiver, and upon any such timely written objection, such amendment, modification, supplement, or waiver shall only be permitted pursuant to an order of this Court. All obligations owed to the Postpetition Lender under, or in connection with, the Postpetition Financing Documents, including, without limitation, all loans, advances, other indebtedness, obligations and amounts (contingent or otherwise) owing from time to time under or in connection with the Postpetition Financing Documents, and any and all other obligations at any time incurred by the Borrower to the Postpetition Lender, are defined and referred to herein as the “Postpetition Obligations.”

3. Guarantor. The Guarantor is hereby (i) authorized to enter into the DIP Financing Term Sheet and, from and after the entry of the Final Order, the other applicable Postpetition Financing Documents, and (ii) authorized to irrevocably guarantee the payment and performance of the Borrower’s Postpetition Obligations and incur debt, reimbursement obligations and other obligations, make deposits, provide indemnities and otherwise perform its obligations in accordance with the terms and conditions of the Postpetition Financing Documents.

4. Conditions Precedent. The Postpetition Lender shall have no obligation to lend any of the Interim Amount unless and until the following conditions precedent have been satisfied or waived: (a) the Borrower and the Guarantor shall have duly executed and delivered to the Postpetition Lender the DIP Financing Term Sheet in form and substance satisfactory to the Postpetition Lender; (b) the Interim Order shall have been entered by the Court; (c) the Borrower shall have delivered to the Postpetition Lender a Borrowing Base certificate in accordance with the DIP Financing Term Sheet; (d) the “Conditions Precedent to Closing” set forth in the DIP Financing term Sheet; and (e) no Event of Default shall have occurred and be continuing.

5. Use of Cash Collateral. Subject to the terms and conditions set forth in this Interim Order, the Borrower is authorized, pursuant to section 363(c)(2)(B) of the Bankruptcy Code, to use the Prepetition Lenders’ Cash Collateral for the period of time from the date hereof until the occurrence of a “Termination Event,” which shall mean the earliest to occur of (i) 30 days after the date of entry of this Interim Order if the Final Order has not been entered by such date, (ii) the occurrence of the Maturity Date, (iii) the determination by the Postpetition Lender to terminate the DIP Financing following the occurrence of an Event of Default, (iv) the date on which neither this Interim Order nor the Final Order is in full force and effect, (v) the date on which any Cash Collateral is not expended in accordance with the provisions of this Interim Order, the DIP Budget (as in effect on the date hereof), or the DIP Financing Term Sheet (as in effect on the date hereof), (vi) the date on which the Borrower seeks or receives authorization from this Court to borrow more than the principal amount of $2,500,000.00

(inclusive of borrowings authorized under this Interim Order) under the Postpetition Financing Documents or any other financing arrangements prior to, on or after entry of the Final Order without being authorized, directed and required, as a condition to such additional borrowings, to immediately and indefeasibly repay and satisfy in full, in cash all of the Postpetition Obligations from the proceeds of such additional borrowings, (vii) the date on which the Borrower’s Chapter 11 Case is converted to a case under chapter 7 of the Bankruptcy Code, (viii) the date on which a trustee or examiner with expanded powers is appointed in the Borrower’s Chapter 11 Case, or (ix) the date on which the Borrower fails to make any payments to the Prepetition Lenders when due in accordance with this Interim Order.

6. Limitation on use of Cash Collateral. Notwithstanding anything herein to the contrary and except as permitted by Paragraph 28 herein, for so long as the Borrower is authorized to use the Prepetition Lenders’ Cash Collateral, no Cash Collateral of the Prepetition Lenders may be used directly or indirectly by the Borrower, any Committee or any other Debtor or other person or entity to object to or contest in any manner the Prepetition Indebtedness or Prepetition Liens, or to assert or prosecute any actions, claims or causes of action (including, without limitation, any claims or causes of action under chapter 5 of the Bankruptcy Code) against any of the Prepetition Agent or Prepetition Lenders without the consent of the applicable Prepetition Agent and the Prepetition Lenders.

7. Interim Borrowing. The Borrower is authorized to borrow up to the Interim Amount in accordance with the DIP Budget, on an interim basis through and including the date of the Final Order.

8. Binding Effect. Upon the entry of this Interim Order, the DIP Financing Term Sheet, and, subject to the Final Order, upon execution and delivery of the other Postpetition Financing Documents, the Postpetition Financing Documents shall constitute valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms; provided, however, that notwithstanding any other provision of this Interim Order or of the other Postpetition Financing Documents, the Borrower shall not, prior to entry of a final order (the “Final Order”), incur Postpetition Obligations in the principal amount of more than the Interim Amount. No obligation, payment, transfer or grant of security under this Interim Order or the other Postpetition Financing Documents shall be stayed, restrained, voided or recovered under the Bankruptcy Code or any applicable nonbankruptcy law, or subjected to any defense, reduction, setoff, recoupment or counterclaim.

9. Adequate Protection Payments. As such term is used in this Interim Order, “Adequate Protection Payments” means payments made by the Borrower subject to the right of any interested party other than the Debtors to later assert that such payments should be reallocated to principal pursuant to section 506 of the Bankruptcy Code, to (i) pay accrued and unpaid interest on the Prepetition Indebtedness at the times and at the rate specified in the Prepetition Credit Agreement (other than the Default Rate as defined in the Prepetition Credit Agreement), and (ii) reimburse all pre- and postpetition reasonable costs and expenses, including but not limited to any reasonable attorneys’, accountants’, financial advisors’ and other fees and expenses that are chargeable or reimbursable pursuant to the Prepetition Credit Agreement or any other Prepetition Financing Document, of the Prepetition Agent under the Prepetition Credit Agreement.

10. Use of Lender Funds. The Borrower shall use Cash Collateral and the loans or advances made under, or in connection with, the Postpetition Financing Documents for the period of time from the date hereof until the occurrence of a Termination Event, solely as provided in this Interim Order or in the other Postpetition Financing Documents. From and after the Petition Date, amounts loaned and advanced under, or in connection with, the DIP Financing Term Sheet and this Interim Order or the other Postpetition Financing Documents (the “Postpetition Loans”) and all proceeds of the Postpetition Collateral and Prepetition Collateral, including, without limitation, all of the Borrower’s existing or future cash and Cash Collateral (collectively, the “Lender Funds”), shall not, directly or indirectly, be used to pay expenses of the Borrower or any of the other Debtors or otherwise disbursed except (i) to make the Adequate Protection Payments, (ii) for those expenses and/or disbursements that are expressly permitted under the Postpetition Financing Documents and any DIP Budget approved by the Postpetition Lender (as such DIP Budget may be extended, varied, supplemented or otherwise modified in accordance with the provisions of the Postpetition Financing Documents), (iii) for compensation and payment of fees and expenses owed to the Postpetition Lender, including, without limitation, any reasonable attorneys’, accountants’, financial advisors’ and other fees and expenses that are chargeable or reimbursable pursuant to the DIP Financing Term Sheet and this Interim Order or the other Postpetition Financing Documents, of the Postpetition Lender in accordance with the DIP Financing Term Sheet and this Interim Order or the other Postpetition Financing Documents, and (iv) subject to the provisions of Paragraph 27 hereof, for compensation of fees and expenses payable to professionals retained by the Borrower or any Committee and approved by the Bankruptcy Court pursuant to sections 330 or 331 of the Bankruptcy Code (collectively, the “Professionals”); provided, however, that the foregoing shall not be construed as consent to the allowance of any of the amounts referred to in the preceding clause (iv) and shall not affect the right of any party in interest to object to the allowance and payment of any such amounts.

11. Limitation on Use of Lender Funds. Notwithstanding anything herein to the contrary and except as permitted by Paragraph 28 herein, no Lender Funds may be used directly or indirectly by the Borrower or any of the other Debtors, any Committee or any other person or entity to (i) object to or contest in any manner the Postpetition Obligations, the Postpetition Liens, the Prepetition Indebtedness, the Prepetition Liens, or Liens granted to the Prepetition Agent hereunder, (ii) assert or prosecute any actions, claims or causes of action (including, without limitation, any claims or causes of action under chapter 5 of the Bankruptcy Code) against any of the Postpetition Lender, the Prepetition Lenders or the Prepetition Agent, (iii) seek authorization for any party to use any of the Cash Collateral of the Postpetition Lender without the consent of the Postpetition Lender, or (iv) obtain Liens that are senior to, or on a parity with, or junior to the Liens of the Postpetition Lender or the Prepetition Agent in the Postpetition Collateral or the Prepetition Collateral, as applicable, or any portion thereof.

12. Additional Agreements. In addition to complying with all provisions of the DIP Financing Term Sheet and this Interim Order, the Borrower is hereby authorized and directed to enter into any additional agreements providing for the establishment of lockboxes, blocked accounts or similar arrangements requested by the Postpetition Lender for purposes of facilitating cash collections from the Borrower in accordance with the terms of the DIP Financing Term Sheet and this Interim Order.

13. Sections 506(c) and 552(b). Upon entry of a Final Order, (i) the Postpetition Lender shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Postpetition Lender with respect to proceeds, products, offspring or profits of any of the Postpetition Collateral or the Prepetition Collateral, and (ii) no

costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases at any time shall be charged against the Postpetition Collateral or the Prepetition Collateral, the Prepetition Agent, the Prepetition Lenders, the Postpetition Lender, or any of their respective claims pursuant to Sections 105 or 506(c) of the Bankruptcy Code, or otherwise, without the prior written consent, as applicable, of the Prepetition Agent, the Prepetition Lenders, the Postpetition Lender, and no such consent shall be implied from any other action, inaction, or acquiescence by any such agents or lenders.

14. Interest. Interest on the Postpetition Obligations shall be secured in the manner specified in Paragraph 17 herein, shall accrue at the rates (including any default rates), and shall be paid in accordance with the terms and provisions of the Postpetition Financing Documents.

15. Fees. Any and all reasonable fees paid or required to be paid to the Postpetition Lender and its respective counsel in connection with the Postpetition Financing Documents are hereby authorized and shall be paid in accordance with the terms and provisions of the Postpetition Financing Documents.

16. Priority of Postpetition Obligations. All Postpetition Obligations (subject only to the Carve-Out (as defined below)) hereby constitute, under section 364(c)(1) of the Bankruptcy Code, allowed superpriority administrative expense claims against the Borrower having priority over all administrative expenses of the kind specified in, or ordered pursuant to, any provision of the Bankruptcy Code, including, without limitation, those specified in, or ordered pursuant to, sections 105, 326, 328, 330, 365, 503(b), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code, or otherwise (whether incurred in the Chapter 11 Cases or following any conversion thereof to a case under chapter 7 of the Bankruptcy Code or any other proceeding related hereto or thereto), which superpriority claims shall, subject to the Carve-Out, be payable from and have recourse to all prepetition and postpetition property of the Borrower and all proceeds thereof.

17. Postpetition Liens. As security for the Postpetition Obligations, the Postpetition Lender is hereby granted valid, binding, enforceable, first priority and perfected Liens (the “Postpetition Liens”) in the Postpetition Collateral and the Prepetition Collateral. Subject to the Carve-Out, the Postpetition Liens (A) shall constitute first priority liens in and to all Postpetition Collateral and Prepetition Collateral pursuant to section 364(c)(2) of the Bankruptcy Code; (B) shall (y) be senior to and prime the Prepetition Liens and any Liens junior to such Prepetition Liens, and (z) be senior to and prime all Adequate Protection Liens (as defined herein) ((y) and (z) above, collectively, the “Primed Liens”) pursuant to section 364(d)(1) of the Bankruptcy Code; and (C) shall be immediately junior in priority to any and all valid, perfected, enforceable and non-avoidable Liens (other than the Primed Liens) on assets of the Borrower in existence as of the Petition Date with priority over the Prepetition Liens and the Prepetition Lenders where such Prepetition Liens were properly perfected prior to the Petition Date or for which perfection relates back under Section 546(b) of the Bankruptcy Code (collectively, the “Non-Primed Liens”), pursuant to section 364(c)(3) of the Bankruptcy Code. No other person or entity shall receive or be granted any Liens of any type or nature, whether senior to, on parity with, or junior to the Postpetition Liens, on any of the Postpetition Collateral or Prepetition Collateral, except only Permitted Liens (as defined in the Prepetition Credit Agreement).

18. Additional Documents. The Borrower shall execute and deliver to the Postpetition Lender all such agreements, financing statements, instruments and other documents as the Postpetition Lender may reasonably request to evidence, confirm, validate or perfect the Liens granted pursuant hereto.

19. Liens Valid. All Liens granted herein and in the other Postpetition Financing Documents to or for the benefit of the Postpetition Lender shall pursuant to this Interim Order be, and they hereby are, valid, enforceable and perfected, effective as of the Petition Date, and (notwithstanding any provisions of any agreement, instrument, document, the Uniform Commercial Code or any other relevant law or regulation of any jurisdiction) no further notice, filing or other act shall be required to effect such perfection, and all Liens on deposit accounts or securities accounts shall, pursuant to this Interim Order be, and they hereby are, deemed to confer “control” for purposes of sections 8-106, 9-104 and 9-106 of the applicable Uniform Commercial Code as in effect as of the date hereof in favor of the Postpetition Lender; provided, however, that if the Postpetition Lender shall, in its sole discretion, choose to require the execution of and/or filing (as applicable) of any such mortgages, financing statements, notices of Liens and other similar instruments and documents, all such mortgages, financing statements, notices of Liens or other similar instruments and documents shall be deemed to have been executed, filed and/or recorded at the time and on the date of the Petition Date. Each and every federal, state and local government agency or department may accept the entry by this Court of this Interim Order as evidence of the validity, enforceability and perfection on the Petition Date of the Liens granted herein and in the other Postpetition Financing Documents to the Postpetition Lender; provided, further that, with the exception of priming the Prepetition Liens, nothing herein is intended to affect the validity, enforceability or perfection of the Prepetition Liens, which validity, enforceability or perfection (if any) shall be preserved.

20. Priority of Liens. Subject to the Carve-Out and except as provided in Paragraph 17, the Postpetition Liens shall not be (i) subject to any Lien that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code or (ii) subordinated to or made pari passu with any other Lien under section 364(d) of the Bankruptcy Code or otherwise. The Postpetition Documents provide that an Event of Default shall occur if any claim or Lien (other than the Carve-Out) having a priority superior to, on parity with, or junior to those granted by this Interim Order with respect to the Postpetition Obligations shall be granted or allowed prior to the indefeasible payment in full in cash and satisfaction in the manner provided in the Postpetition Financing Documents of the Postpetition Obligations and until the Adequate Protection Payments have been indefeasibly made.

21. Priority to Adequate Protection Liens. Notwithstanding anything to the contrary herein, in any other Postpetition Financing Document, or in any Prepetition Financing Document, subject to the Carve-Out, the Postpetition Liens and the superpriority claims granted to the Postpetition Lender hereunder and under the other Postpetition Financing Documents are and shall be at all times (including, without limitation, after the occurrence of a Termination Event) senior and prior in all respects to the Adequate Protection Liens (as hereinafter defined), all other Liens securing any Prepetition Indebtedness, in all cases, whether granted under this Interim Order, the Prepetition Financing Documents, or otherwise, and any other obligations in respect of adequate protection and all other claims held by the Prepetition Agent and Prepetition Lenders (including, without limitation any superpriority claims), in each case, whether arising under or related to the Prepetition Financing Documents, this Interim Order or otherwise.

22. Survival of Liens. The obligations of the Borrower in respect of the Postpetition Obligations, and the claims and Liens granted to or for the benefit of the Postpetition Lender, the Prepetition Lenders and the Prepetition Agent pursuant to this Interim Order and the other Postpetition Financing Documents, shall not be discharged by the entry of an order (a) confirming a chapter 11 plan in any of the Borrower’s Chapter 11 Case (and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the Borrower hereby waives such discharge) or (b) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code. The Postpetition Financing Documents provide that an Event of Default shall occur if any chapter 11 plan in the Borrower’s Chapter 11 Case is confirmed and becomes effective unless such plan provides that the Postpetition Obligations shall be paid in full in cash and satisfied in the manner provided in the Postpetition Financing Documents on or before the effective date of such plan, unless the Postpetition Lender shall otherwise consent in writing prior to the effective date of such plan.

23. Survival After Dismissal. The Postpetition Financing Documents provide that an Event of Default shall occur if any Debtor seeks an order dismissing the Borrower’s Chapter 11 Case without the consent of the Postpetition Lender and prior to the indefeasible payment in full in cash and satisfaction in the manner provided in the Postpetition Financing Documents of all obligations and indebtedness owing to the Postpetition Lender. If an order dismissing the Borrower’s Chapter 11 Case under section 1112 of the Bankruptcy Code or otherwise is at any time entered, such order shall provide (in accordance with sections 105 and 349(b) of the Bankruptcy Code) that (i) the claims and Liens granted pursuant to this Interim Order to the Postpetition Lender shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order until all obligations in respect thereof shall have been indefeasibly paid in full in cash and satisfied in the manner provided in the Postpetition Financing Documents (and that such claims and Liens shall, notwithstanding such dismissal, remain binding on all parties in interest), and (ii) the claims and Liens granted pursuant to this Interim Order to or for the benefit of the Prepetition Agent and Prepetition Lenders shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order (and that such claims and Liens shall, notwithstanding such dismissal, remain binding on all parties in interest).

24. Survival After Conversion. The provisions of this Interim Order, including the grant of claims and Liens to or for the benefit of the Postpetition Lender, the Prepetition Agent and the Prepetition Lenders, and any actions taken pursuant hereto shall survive the entry of any order converting the Borrower’s Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code.

25. Survival of Lien Priority. Based on the findings set forth in this Interim Order and in accordance with section 364(e) of the Bankruptcy Code, which is applicable to the Interim Facility contemplated by this Interim Order, in the event that any or all of the provisions of this Interim Order or any other Postpetition Financing Documents are hereafter modified, amended or vacated by a subsequent order of this or any other Court, no such modification, amendment or vacation shall affect the validity, enforceability or priority of any Lien or claim authorized or created hereby or thereby or any Postpetition Obligations incurred hereunder or thereunder. Notwithstanding any such modification, amendment or vacation, any Postpetition Obligations incurred and any claim granted to the Postpetition Lender hereunder or under the other Postpetition Financing Documents arising prior to the effective date of such modification, amendment or vacation shall be governed in all respects by the original provisions of this Interim Order and the other Postpetition Financing Documents, and the Postpetition Lender shall be entitled to all of the rights, remedies, privileges and benefits, including the Liens and priorities granted herein and therein, with respect to any such Postpetition Obligations and claim.

26. Survival of Interim Order. The provisions of this Interim Order and any actions taken pursuant hereto shall survive entry of any order which may be entered (i) confirming any plan of reorganization in these Chapter 11 Cases, (ii) converting any or all of these Chapter 11 Cases to a case or cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing any or all the Chapter 11 Cases, and the terms and provisions of this Interim Order, including, but not limited to, the financing protections granted hereunder, shall continue in full force and effect notwithstanding the entry of such order, and such protections shall retain their effect as provided by this Interim Order until all obligations of the Borrower pursuant to this Interim Order are indefeasibly paid in full and discharged (such payment being without prejudice to any terms or provisions contained in this Interim Order which survive such discharge by its terms).

27. Carve-Out. The claims granted hereunder to the Postpetition Lender, the Postpetition Liens and any claims or Liens ranking pari passu with or junior in priority to such claims of the Postpetition Lender and the Postpetition Liens shall be subject to payment of the Carve-Out. As used in this Interim Order, “Carve-Out” means the sum of (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930 in the Borrower’s Chapter 11 Case, plus (ii) $167,000.00, plus (iii) the aggregate amount of any budgeted, accrued, but unpaid, fees and expenses of the Professionals existing as of the Carve-Out Date to the extent previously or subsequently approved by the Bankruptcy Court in the Borrower’s Chapter 11 Case; provided that the Carve-Out may only be used for the payment of fees and expenses of Professionals to the extent allowed by order of the Bankruptcy Court in the Borrower’s Chapter 11 Case. Prior to the Carve-Out Date, subject to entry of an appropriate order of the Bankruptcy Court (in form and substance reasonably acceptable to the Postpetition Lender), the Borrower shall be permitted to use proceeds of the Postpetition Loans to pay compensation and reimbursement of budgeted expenses allowed and payable to Professionals under sections 330 and 331 of the Bankruptcy Code in accordance with the DIP Budget, and the Carve-Out shall not be reduced by the amount of any compensation or reimbursement of costs and expenses accrued, incurred, awarded or paid prior to the occurrence of the Carve-Out Date; provided, further that, notwithstanding the foregoing, following the Carve-Out Date, any amounts paid to Professionals by any means will reduce the Carve-Out on a dollar-for-dollar basis; and provided, further, that nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement, or compensation sought by the Professionals. As used herein “Carve-Out Date” means the date that is the earlier of (x) the Borrower’s receipt of a written notice of an Event of Default from the Postpetition Lender under the Postpetition Financing Documents or (y) the Maturity Date. The Postpetition Lender shall be entitled to maintain reserves against borrowing availability on account of the Carve-Out as may be more fully provided in the Postpetition Financing Documents.

28. Limitation on Use of Carve-Out. None of the Postpetition Loans, Carve-Out or Cash Collateral may be used to challenge the amount, validity, perfection, priority or enforceability of, or assert any defense, counterclaim or offset to the Postpetition Financing Documents and the Prepetition Financing Documents or the claims, security interests and liens of the Postpetition Lender, the Prepetition Agent or the Prepetition Lenders with respect thereto or otherwise to litigate (including, without limitation, commencing adversary proceedings, motions, contested matters, arbitrations, mediations, or other similar proceedings) against any of the Postpetition Lender or the Prepetition Lenders. Notwithstanding the foregoing, the Committee of unsecured creditors appointed in the Chapter 11 Cases may spend up to an aggregate amount not to exceed $25,000 of the Carve-Out to investigate any potential claims against the Prepetition Agent or Prepetition Lenders, and any potential defenses to their claims, security interests, and liens.

29. Proceeds of Subsequent Financing or Sale. If at any time prior to the repayment in full of all Postpetition Obligations, including subsequent to the confirmation of any plan in the Borrower’s Chapter 11 Case, the Borrower, any trustee, any examiner with expanded powers or any responsible officer subsequently appointed, shall obtain credit or incur debt pursuant to section 364(b), 364(c) or 364(d) of the Bankruptcy Code in violation of the terms of this Interim Order or the Final Order or shall receive proceeds from a sale of any Postpetition Collateral or Prepetition Collateral pursuant to section 363(b) of the Bankruptcy Code, then, subject to the Carve-Out, all of the cash proceeds derived from such credit, debt, or sale shall immediately be turned over to the Postpetition Lender for reduction of the Postpetition Obligations under the Postpetition Financing Documents.

30. Prepetition Lender and Postpetition Lender Rights. Notwithstanding anything herein to the contrary, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, or otherwise impair (a) any of the rights of any of the Postpetition Lender, the Prepetition Agent, or the Prepetition Lenders under the Bankruptcy Code or under any non-bankruptcy law, including, without limitation, the right of any of the Postpetition Lender, the Prepetition Agent, or the Prepetition Lenders to (i) request modification of the automatic stay of section 362 of the Bankruptcy Code, (ii) request dismissal of any of the Chapter 11 Cases, conversion of any of the Chapter 11 Cases to a case or cases under chapter 7 of the Bankruptcy Code, or appointment of a chapter 11 trustee or examiner (including with expanded powers) or (iii) propose, subject to the provisions of section 1121 of the Bankruptcy Code, a chapter 11 plan or plans or (b) any other rights, claims or privileges (whether legal, equitable or otherwise) of any of the Postpetition Lender, the Prepetition Agent or the Prepetition Lenders.

31. No Waiver. Notwithstanding anything herein to the contrary, this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of the Prepetition Agent to seek additional adequate protection at any time, including prior to a Termination Event.

32. Maturity Dates. (a) The “Interim Maturity Date” of the Interim Facility shall be the earlier of (i) the entry of the Final Order and (ii) December 10, 2008. (b) The “Maturity Date” of the DIP Financing shall be the earliest of (i) November 3, 2009, (ii) the date on which the Postpetition Obligations are accelerated and become due and payable following an Event of Default, (iii) the date on which the Borrower sells all or substantially all of the Borrower’s assets, subject to, and in accordance with, terms as may be agreed in writing by the Postpetition Lender, and (iv) the effective date of any Chapter 11 plan of the Borrower.

33. Maturity. Notwithstanding anything herein or in the other Postpetition Financing Documents, on the Interim Maturity Date or the Maturity Date, as applicable, the Borrower shall no longer, pursuant to the DIP Financing Term Sheet and this Interim Order or the other Postpetition Financing Documents or otherwise, (i) be authorized to borrow funds or incur indebtedness hereunder or under the other Postpetition Financing Documents or to use any of the Postpetition Loans already received (and any obligations of the Postpetition Lender to make loans or advances hereunder or under the other Postpetition Financing Documents automatically shall be terminated) or (ii) be authorized to use the Cash Collateral.

34. Survival After Maturity. Notwithstanding anything herein or the occurrence of the Maturity Date, all of the rights, remedies, benefits and protections provided (i) to the Postpetition Lender under this Interim Order and the other Postpetition Financing Documents and (ii) to the Prepetition Agent and Prepetition Lenders under this Interim Order, shall survive such Maturity Date (or Termination Event, if earlier). Upon such Maturity Date (or Termination Event, if earlier), the principal of and all accrued interest and fees and all other Postpetition Obligations, as well as the Prepetition Indebtedness, shall, in each instance, be immediately due and payable and the Postpetition Lender and the Prepetition Agent and the Prepetition Lenders shall have all other rights and remedies provided in this Interim Order, the other Postpetition Financing Documents, the Prepetition Financing Documents and applicable law.

35. Automatic Stay Modification. The automatic stay provisions of section 362 of the Bankruptcy Code are hereby vacated and modified to the extent necessary to permit the Postpetition Lender to file any financing statements or other documents appropriate in their discretion and to exercise, upon the occurrence and during the continuation of any Event of Default (as defined in the DIP Financing Term Sheet or this Interim Order), all rights and remedies provided for in the Postpetition Financing Documents, and to take any or all of the following actions without further order of or application to this Court: (a) terminate the Borrower’s use of Cash Collateral and cease to make any loans or advances to the Borrower; (b) declare all Postpetition Obligations to be immediately due and payable; (c) terminate the Postpetition Commitment under the DIP Finance Term Sheet; (d) offset and apply immediately any and all amounts in accounts maintained by the Borrower with the Postpetition Lender against the Postpetition Obligations, and otherwise enforce rights against the Postpetition Collateral or the Prepetition Collateral in the possession of any of the Postpetition Lender for application towards the Postpetition Obligations; and (e) take any other actions or exercise any other rights or remedies permitted under this Interim Order, the other Postpetition Financing Documents or applicable law to effect the repayment and satisfaction of the Postpetition Obligations; provided, however, that any Postpetition Secured Party shall provide five (5) Business Days’ written notice (by facsimile, telecopy, electronic mail or otherwise) to the U.S. Trustee, counsel to the Debtors, counsel to the Prepetition Agent, and counsel to any Committee prior to exercising any enforcement rights or remedies in respect of the Postpetition Collateral or the Prepetition Collateral (other than the rights described in clauses (a), (b) and (c) above and other than with respect to freezing amounts in any deposit accounts or securities accounts). The rights and remedies of the Postpetition Lender specified herein are cumulative and not exclusive of any rights or remedies that the Postpetition Lender may have under the other Postpetition Financing Documents or otherwise.

36. Remedies. If the Postpetition Lender shall at any time exercise any of its rights and remedies hereunder, under the other Postpetition Financing Documents or under applicable law in order to effect payment or satisfaction of the Postpetition Obligations or to receive any amounts or remittances due hereunder or under the other Postpetition Financing Documents, including without limitation, foreclosing upon and selling all or a portion of the Postpetition Collateral or the Prepetition Collateral, the Postpetition Lender shall have the right without any further action or approval of this Court to exercise such rights and remedies as to all or such part of the Postpetition Collateral or the Prepetition Collateral as the Postpetition Lender

shall elect in its sole discretion, subject to the provision by the Postpetition Lender of the written notice as provided in the preceding paragraph. No holder of a Lien primed by this Interim Order or granted by the Borrower or any of the other Debtors as adequate protection shall be entitled to object on the basis of the existence of any such Lien to the exercise by the Postpetition Lender of its respective rights and remedies under the Postpetition Financing Documents or under applicable law to effect satisfaction of the Postpetition Obligations or to receive any amounts or remittances due hereunder or under the other Postpetition Financing Documents. The Postpetition Lender shall be entitled to apply the payments or proceeds of the Postpetition Collateral or the Prepetition Collateral in accordance with the provisions of this Interim Order, the other Postpetition Financing Documents, and the Prepetition Credit Agreement, and in no event shall the Postpetition Lender be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the Postpetition Collateral or the Prepetition Collateral or otherwise.

37. No Waiver of Remedies. The failure or delay by any (i) Postpetition Secured Party to seek relief or otherwise exercise its rights and remedies under this Interim Order or any other Postpetition Financing Documents or (ii) Prepetition Agent or Prepetition Lender to seek relief or otherwise exercise its rights and remedies under this Interim Order shall not constitute a waiver of any of the rights of such Postpetition Secured Party, Prepetition Agent or Prepetition Lender hereunder, thereunder or otherwise, and any single or partial exercise of such rights and remedies against the Borrower or the Guarantor or any Postpetition Collateral or Prepetition Collateral shall not be construed to limit any further exercise of such rights and remedies against any or all of the Borrower or the Guarantor and/or any Postpetition Collateral or Prepetition Collateral.

38. Successor and Assigns. The provisions of this Interim Order shall be binding upon and inure to the benefit of each of the Postpetition Lender, the Prepetition Agent, the Prepetition Lenders and the Borrower, the Guarantor and the other Debtors and their respective successors and assigns (including any trustee or fiduciary hereafter appointed or elected as a legal representative of any of the Debtors, their estates, or with respect to the property of any of their estates) whether in the Chapter 11 Cases, in any successor cases, or upon dismissal of any such chapter 11 or chapter 7 case.

39. Additional Assurances. The Borrower, the Guarantor and the other Debtors are authorized and directed to do and perform all acts, to make, execute and deliver all instruments and documents (including, without limitation, the execution of additional security agreements, pledge agreements, control agreements, mortgages and financing statements), and the Borrower shall pay fees and expenses that may be required or necessary for the Borrower’s performance under the Postpetition Financing Documents, including, without limitation, (i) the execution of the Postpetition Financing Documents and (ii) the payment of the fees, indemnification obligations and other expenses described or provided in the Postpetition Financing Documents as such become due, including, without limitation, agent fees, commitment fees, underwriting fees and reasonable attorneys’, financial advisors’ and accountants’ fees and disbursements as provided for in the Postpetition Financing Documents. None of such reasonable attorneys’, financial advisors’ and accountants’ fees and disbursements shall be subject to the approval of this Court or the U.S. Trustee guidelines, and no recipient of any such payment shall be required to file with respect thereto any interim or final fee application with this Court. Notwithstanding the foregoing, the Postpetition Lender shall submit copies of its professional fee invoices to the Debtors, and the Debtors shall send copies of such invoices to the U.S. Trustee and any Committee within ten (10) days of their receipt thereof; provided, however, that such invoices may be redacted by the Postpetition Lender in its sole discretion to remove any confidential or privileged information and any work product. The providing of such invoices to the Debtors, U.S. Trustee or any Committee shall not constitute a waiver of the protections of the attorney-client privilege or the work product doctrine by any of the Prepetition Lenders, the Prepetition Agent, or the Postpetition Lender. In addition, subject to entry of a Final Order so providing, the Borrower is hereby authorized and directed to indemnify the Postpetition Lender against any liability arising in connection with the Postpetition Financing Documents to the extent provided in the Postpetition Financing Documents. All such fees, expenses and indemnities of the Postpetition Lender shall constitute Postpetition Obligations and shall be secured by the Postpetition Liens and afforded all of the priorities and protections afforded to the Postpetition Obligations under this Interim Order and the other Postpetition Financing Documents.

40. Adequate Protection. The Prepetition Agent and the Prepetition Lenders are hereby provided with the following forms of adequate protection (which the Postpetition Lender acknowledges is acceptable to it):

(a) As adequate protection of the respective interests of the Prepetition Agent and Prepetition Lenders in the Prepetition Collateral, the Borrower shall immediately upon entry of this Interim Order commence making the Adequate Protection Payments as and when due.

(b) As adequate protection of the respective interests of the Prepetition Agent and Prepetition Lenders in the Prepetition Collateral, the Prepetition Agent shall be entitled to replacement Liens on all of the Postpetition Collateral (the

“Adequate Protection Liens”) (which are hereby granted to the Prepetition Agent), subject and junior only to the Postpetition Liens, Non-Primed Liens (but only to the extent such Non-Primed Liens were senior in priority to the Prepetition Liens as of the Petition Date) and the Carve-Out. To the extent any Cash Collateral was used by the Borrower prior to the date hereof, but after the Petition Date, the adequate protection provided pursuant to this Interim Order (including, without limitation, the Adequate Protection Liens) shall also apply to provide the Prepetition Agent and the Prepetition Lenders with adequate protection against any diminution in their interests in the Prepetition Collateral resulting from such use of such Cash Collateral prior to the date hereof. Except as provided in this Interim Order with respect to the Postpetition Liens, the Adequate Protection Liens shall not be subject to or pari passu with any Lien on the Postpetition Collateral by any order subsequently entered in the Chapter 11 Cases.

(c) The Adequate Protection Liens granted pursuant to subparagraph (b) above shall be deemed to be perfected automatically upon entry of this Interim Order, without the necessity of the filing of any UCC-1 financing statement, state or federal notice, mortgage or other similar instrument or document in any state or public record or office and without the necessity of taking possession or “control” (within the meaning of the Uniform Commercial Code) of any Postpetition Collateral or Prepetition Collateral.

(d) The Borrower shall provide the Prepetition Agent with copies of all reports (including the DIP Budget), information and other materials delivered to the Postpetition Lender pursuant to the Postpetition Financing Documents and such other reports, information and materials as reasonably requested by such Prepetition Agent.

(e) The Prepetition Agent and Prepetition Lenders shall have the right to terminate their consent to the use of their Cash Collateral by the Borrower upon the Borrower’s failure to timely make any payment specified in subparagraph (a) of this Paragraph to or on behalf of the Prepetition Agent or Prepetition Lenders.

41. No Liens on Avoidance Actions. The Postpetition Liens and Adequate Protection Liens and the Postpetition Lender’s superpriority administrative expense claim granted pursuant to this Interim Order do not extend to causes of action under Chapter 5 of the Bankruptcy Code or to proceeds thereof.

42. Release of Claims and Defenses. (a) Subject to entry of the Final Order and the rights of any Committee or other party in interest as provided in the following subparagraph, the Borrower in its individual capacity forever releases, waives and discharges the Prepetition Agent and the Prepetition Lenders (whether in its respective prepetition or postpetition capacity), together with its respective officers, directors, employees, agents, attorneys, professionals, affiliates, subsidiaries, assigns and/or successors (collectively, the “Released Parties”), from any and all claims and causes of action arising out of, based upon or related to, in whole or in part, any of the Prepetition Financing Documents, any aspect of the prepetition relationship between the Borrower relating to any of the Prepetition Financing Documents or any transaction contemplated thereby, on the one hand, and any or all of the Released Parties, on the other hand, or any other acts or omissions by any or all of the Released Parties in connection with any of the Prepetition Financing Documents or their prepetition relationship with the Borrower or any affiliate thereof relating to any of the Prepetition Financing

Documents or any transaction contemplated thereby, including, without limitation, any claims or defenses as to the extent, validity, priority or perfection of the Prepetition Liens or Prepetition Indebtedness, “lender liability” claims and causes of action, any actions, claims or defenses under chapter 5 of the Bankruptcy Code or any other claims and causes of action (all such claims, defenses and other actions described in this Paragraph are collectively defined as the “Claims and Defenses”). Nothing contained in this subparagraph shall affect the rights of any Committee or any other party in interest to undertake any action, on its own behalf, or on behalf of the Borrower’s estate, with respect to, including, without limitation, any investigation or prosecution of, Claims and Defenses that is permitted in subparagraphs (b) and (c) of this Paragraph.

(b) Notwithstanding anything contained herein to the contrary and subject to Paragraph 28, the extent, validity, priority, perfection and enforceability of the Prepetition Indebtedness, and Prepetition Liens, and all acknowledgments, admissions, confirmations, and releases of the Borrower above, are for all purposes subject to the rights of any party in interest, other than a Debtor, but including a Chapter 7 or Chapter 11 trustee, to seek to invalidate, or otherwise challenge (including a determination of the validity, priority, and extent of any lien of) the Prepetition Indebtedness or Prepetition Liens, including by properly filing a complaint pursuant to Bankruptcy Rule 7001 or by otherwise properly asserting a contested matter (any of these actions, a “Challenge”); provided, however, that, to the extent not previously resolved by confirmation and consummation of any chapter 11 plan of reorganization, any such Challenge must be commenced or asserted in this Court within sixty (60) days after appointment of the Committee of unsecured claimholders under section 1102 of the Bankruptcy Code, but in no event later than seventy-five (75) days after entry of this Interim Order. Except to the extent that a Challenge is timely commenced within such time period (or such timely asserted Challenge does not result in a final and non-appealable order of this Court that is inconsistent with clauses (i) through (iv) of subparagraph (c) of this Paragraph), then any and all Claims and Defenses against any of the Released Parties shall be, without further notice to or order of the Court, deemed to have been forever relinquished, released and waived as to such Committee and other person or entity, and if such Challenge is timely asserted on or before such date, any and all Claims and Defenses that are not expressly asserted in such Challenge shall be deemed, immediately and without further action, to have been forever relinquished, released and waived as to such Committee and other person or entity.

(c) Except to the extent that a Challenge is timely commenced within such time period, or such timely asserted Challenge does not result in a final and non-appealable order of this Court that is inconsistent with clauses (i) through (iv) of this subparagraph, then, without the requirement or need to file any proof of claim with respect thereto, (i) the Prepetition Indebtedness shall constitute allowed, secured claims for all purposes in the Borrower’s Chapter 11 Case and any subsequent proceedings under the Bankruptcy Code, including, without limitation, any chapter 7 proceedings if the Borrower’s Chapter 11 Case is converted to a case under chapter 7 of the Bankruptcy Code (a “Successor Case”), (ii) the Prepetition Liens (as applicable) shall be deemed legal, valid, binding, enforceable, perfected, not subject to subordination (except as to the Postpetition Liens and as otherwise specified in this Interim Order, the other Postpetition Financing Documents and the Prepetition Financing Documents) or avoidance for all purposes in the Borrower’s Chapter 11 Case and any Successor Case, (iii) the release of the Claims and Defenses against the Released Parties shall be binding on all parties in interest in the Borrower’s Chapter 11 Case and any Successor Case, and (iv) the Prepetition

Indebtedness, the Prepetition Liens (as applicable), releases of the Claims and Defenses against the Released Parties (as applicable), and prior payments on account of or with respect to the Prepetition Indebtedness shall not be subject to any other or further claims, cause of action, objection, contest, setoff, defense or challenge by any party in interest for any reason, including, without limitation, by any successor to or estate representative of any Debtor. Nothing in this Interim Order shall confer standing upon the Committee or any other person or entity to bring, assert, commence, continue, prosecute or litigate the Claims and Defenses against any Released Party.

43. No Third Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder, or any other direct, indirect or incidental beneficiary.

44. Substantive Consolidation. The Borrower or its estate shall not be substantively consolidated under the Bankruptcy Code or any applicable bankruptcy or non-bankruptcy law with any other Debtor or its estate or any other Person (as defined by the Bankruptcy Code) or its estate by order of this Court or under any Chapter 11 plan.

45. Prepetition Credit Agreement Master Proof of Claim. The Prepetition Agent shall (to the extent necessary) be authorized (but not required) to file a master proof of claim against the Borrower (a “Master Proof of Claim”) on behalf of itself and the applicable Prepetition Lenders on account of their respective prepetition claims arising under the Prepetition Financing Documents, and the Prepetition Agent shall not be required to file a verified statement pursuant to Bankruptcy Rule 2019. If the Prepetition Agent should file a Master Proof of Claim against the Borrower, the Prepetition Agent and each Prepetition Lender (as applicable) and each of their respective successors and assigns, shall be deemed to have filed a proof of claim in respect of its claims against the Borrower arising under the respective Prepetition Financing Documents, and such shall be allowed or disallowed as if such entity had filed a separate proof of claim in the Borrower’s Chapter 11 Case in the amount set forth in the applicable Master Proof of Claim. The Prepetition Agent shall further be authorized to amend its Master Proof of Claim from time to time.

46. Notice of Final Hearing. The Debtors shall promptly serve by United States mail, first class postage prepaid, copies of the Motion, this Interim Order and a notice of the Final Hearing (the “Final Hearing Notice”) to be held on [             , 2008] at [__:        .m.] to consider entry of the Final Order on the following: (i) the U.S. Trustee; (ii) those parties listed on the Consolidated List of Creditors Holding Largest Thirty Unsecured Claims Against the Debtors, as identified in connection with the Debtors’ chapter 11 petitions; (iii) all other parties with liens of record on assets of the Borrower as of the Petition Date; (iv) Gray, Plant, Mooty, Mooty & Bennett, P.A., 1010 West St. Germain, Suite 600, St. Cloud, MN 56301-3406, Attention: Phillip Kunkel, and Pepper Hamilton LLP, Hercules Plaza, 1313 Market Street, Suite 5100, P.O. Box 1709, Wilmington, DE 19899-1709, Attention David P. Stratton, counsel to the Postpetition Lender and the Prepetition Agent; (v) counsel to any Committee, to the extent appointed. Copies of the Motion, this Interim Order and the Final Hearing Notice also shall be served upon all persons requesting service of papers pursuant to Bankruptcy Rule 2002 by United States mail, first class postage prepaid promptly following the receipt of such request. The Final Hearing Notice shall state that any party in interest objecting to the entry of the Final Order shall file written objections with the Court no later than [4:00 p.m. on              , 2008], which objections shall be served so that the same are received on or before such date and time by: (a) Skadden, Arps, Slate, Meagher & Flom, LLP, 333 W. Wacker Drive, Suite 2100,

Chicago, IL 60006, Attention: Patrick J. Nash, Jr., counsel to the Debtors; (b) the Office of the United States Trustee, J. Caleb Boggs Federal Building, 2nd Floor, 844 King Street, Wilmington, Delaware 19801; and (c) Gray, Plant, Mooty, Mooty & Bennett, P.A., 1010 West St. Germain, Suite 600, St. Cloud, MN 56301-3406, Attention: Phillip Kunkel, and Pepper Hamilton LLP, Hercules Plaza, 1313 Market Street, Suite 5100, P.O. Box 1709, Wilmington, DE 19899-1709, Attention David P. Stratton, counsel to the Postpetition Lender and the Prepetition Agent.

47. Finding of Fact and Conclusion of Law. This Interim Order shall constitute findings of fact and conclusions of law pursuant to Rule 7052 of the Bankruptcy Rules and shall take effect and be fully enforceable immediately upon execution hereof.

48. Jurisdiction. The Court has and will retain jurisdiction to enforce this Interim Order according to its terms.

Dated: November 3, 2008	/s/ Brendan Linehan Shannon
BRENDAN LINEHAN SHANNON
UNITED STATES BANKRUPTCY JUDGE

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrowing Base Calculation

Detailed Calculation

For Month Ending	,
Date Delivered:	,
Reporting Entity VeraSun

1	Eligible Accounts Receivable
Intercompany Receivables: The lesser of $0.30 per gallon at 110% of the immediately preceding month’s production or actual Intercompany Receivables not to exceed $3,000,000.00
$

2	Inventory: Corn or other input feedstock, chemicals, DGS,
and other byproducts Inventory (lower of cost or market):
	Ending Corn Inventory	$
	Ending Other Input Feedstock and Chemicals Inventory	$
	Ending DGS & other byproducts Inventory	$
	Total Corn, Other Input Feedstock & Chemicals, DGS & other byproducts Inventory	$
	Total Corn, Other Input Feedstock & Chemicals, DGS & other byproducts Inventory		$
(Sum of ending corn, other input feedstock, chemicals
DGS, Inventory and other byproducts)

3	Ethanol Inventory (lower of cost or market)		$

4	Total Borrowing Base (Total from 1, 2 and 3)		$

5	Outstanding Revolving Line of Credit Loan Balance		$

6	Excess or Deficit (Line 4 minus line 5)		$

Date Prepared

BORROWER REPRESENTS AND WARRANTS:

1. With respect to the information in this Borrowing Base Certificate and any accompanying work papers related hereto (i) such information is true, complete and correct as of the date set forth above as the Date Prepared; (ii) no information has been omitted which would make the foregoing misleading; (iii) there has been no significant change in the value of the items set forth on this Borrowing Base Certificate (the “Borrowing Base Collateral”) since the date set forth above as the Date Prepared; and (iv) there exists no Event of Default or any event which with the giving of notice or the passing of time or both would constitute an Event of Default.

2. The Borrowing Base Collateral and the amounts reflected in this Borrowing Base Certificate (i) are genuine and in all respects are what they purport to be: (ii) presently are and will continue at all times to be subject to Postpetition Lender’ duly perfected, first priority security interest and no other lien; and (iii) to the best of Borrower’s knowledge comply in all material respects with the eligibility criteria for any Borrowing Base items, respectively, and to the best of Borrower’s knowledge comply in all material respects with the representations and warranties contained in the Security Agreement.

The undersigned certifies that the amounts shown are true and correct from Borrower’s accounts and records as of the Date Prepared as indicated above, and there have been no material adverse changes therein since the above date. The information provided in the Borrowing Base Certificate is consistent with the requirements of the Postpetition Credit Agreement.

Approved and Certified By:
VERASUN ORD, LLC

Its: